As filed with the Securities and Exchange Commission on January 21, 2000
                                                  Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              THE TIREX CORPORATION
             (Exact name of registrant as specified in its charter)

         DELAWARE                                           3282985
(State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                       Identification No.)

  3828 RUE SAINT PATRICK
     MONTREAL, QUEBEC                                       H4E 1A4
(Address of Principal Executive Offices)                   (Zip Code)

                            STOCK UNDERLYING VARIOUS
                       EMPLOYMENT AND RETAINER AGREEMENTS
                             BETWEEN REGISTRANT AND:
                       CONSULTANTS, OFFICERS AND DIRECTORS
                                OF THE REGISTRANT
                            (Full title of the Plan)
                        FROHLING, HUDAK & PELLEGRINO, LLC
                              425 EAGLE ROCK AVENUE
                           ROSELAND, NEW JERSEY 07068
           (Name and address, including zip code of agent for service)

                                 (973) 226-4600
          (Telephone number, including area code, of agent for service)

-------------------------------------------------------------------------------------------------------------
                                      CALCULTATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
 TITLE OF SECURITIES        AMOUNT TO BE        OFFERING PRICE      AGGREGATE OFFERING       AMOUNT OF
   TO BE REGISTERED          REGISTERED           PER SHARE*              PRICE*         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock,Par
Value $.001 Per Share         9,045,404             $0.18              $1,628,173             $453.00
-------------------------------------------------------------------------------------------------------------

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the low bid and ask prices of the Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on January 19, 2000.

PART I

DESCRIPTION OF CONSULTING, DIRECTORS AND EMPLOYMENT AGREEMENTS

         The following table sets forth the number of shares of Common stock issued or authorized to be issued pursuant to certain Consulting and Employment Agreements attached hereto or incorporated herein by reference.

-----------------------------------------------------------------------------------------------------------
                                              Compensation                        Number of Shares
                                               Agreement                          covered by this
Selling Shareholder                          (Name of Plan)                       Registration Statement
-----------------------------------------------------------------------------------------------------------
Michael D.A. Ash        Executive Agreement dated February 26, 1999               1,180,000
                        Executive Agreement dated September 23, 1999
-----------------------------------------------------------------------------------------------------------
David Bothe             Consulting Agreement dated October 10, 1998               1,180,000
-----------------------------------------------------------------------------------------------------------
Terence Byrne           Executive Agreement as amended May 1, 1997                1,000,000
-----------------------------------------------------------------------------------------------------------
Linda Pellegrino        Consulting Agreement dated December 27, 1999                500,000
-----------------------------------------------------------------------------------------------------------
Heather Goodwin         Employment Agreement dated February 26, 1997                 10,000
-----------------------------------------------------------------------------------------------------------
Donald Hommel           Consulting Agreement dated October 3, 1997                  720,000
-----------------------------------------------------------------------------------------------------------
Research Investment     Consulting Agreement dated May 7, 1997                      253,288
Planning ENR.
-----------------------------------------------------------------------------------------------------------
V.J. Kachru             Employment Agreement dated April 29, 1997                 1,180,000
                        Employment Agreement dated July 28, 1999
-----------------------------------------------------------------------------------------------------------
RTC Consulting          Consulting Agreement dated May 9, 1997                    1,180,000
-----------------------------------------------------------------------------------------------------------
Francois Lafortune      Employment Agreement dated October 15, 1997                 353,298
-----------------------------------------------------------------------------------------------------------
Serge Lesperance        Resolution  of the Board of Directors of the  Registrant     29,409
                        dated March 31, 1999
-----------------------------------------------------------------------------------------------------------
Roma Mailloux           Resolution  of the Board of Directors of the  Registrant     29,409
                        dated March 31, 1999
-----------------------------------------------------------------------------------------------------------
Henry Meier             Consulting Agreement dated December 1, 1999                 250,000
-----------------------------------------------------------------------------------------------------------
John L. Threshie, Jr.   Employment Agreement dated February 20, 1997 as           1,180,000
                        extended by correspondence dated December 30, 1998
-----------------------------------------------------------------------------------------------------------
TOTAL                                                                             9,045,404
-----------------------------------------------------------------------------------------------------------

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The  following   documents  are   incorporated  by  reference  in  this
registration statement:

         (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999, filed pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) Registrant's quarterly reports on Forms 10-QSB for the fiscal quarters ended September 30, 1998, December 31, 1998, March 31, 1999, and September 30, 1999 filed pursuant to Section 15(d) of the Exchange

         Act, and Registrant's Current Reports on Form 8-K, dated May 27, 1998 (filed with the Commission on August 3, 1998), September 14, 1998 (filed with the Commission on September 18, 1998), March 17, 1999 (filed with the Commission on March 23, 1999), May 4, 1999 (filed with the Commission on May 18, 1999), May 10, 1999 (filed with the Commission on May 24, 1999), and September 3, 1999 (filed with the Commission on September 3, 1999).

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Act and Sections 13(a), 13(c), and 14 of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The authorized capital stock of Registrant consists of one hundred twenty million shares (120,000,000), par value $.001 per share, all of which are designated Common Stock par value $.001 per share. As at December 31, 1999 there were one hundred eighteen million, four hundred eighty one thousand, five hundred twenty eight (118,481,528) shares of Common Stock issued and outstanding.

         Registrant's board of directors may determine the times when, the terms under which and the consideration for which Registrant shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by Registrant.

         The holders of shares of Common Stock of the Registrant are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share hold. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

         Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

Item 5.  Interest of Named Experts and Counsel.

         Linda Pellegrino of Frohling, Hudak & Pellegrino, LLC, the Registrant's Securities and United States Counsel, is to receive 500,000 shares of the Registrants Common Stock for past services rendered. No member of the firm is an officer or director of the Registrant.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's certificate of incorporation provides for indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"). Pursuant thereto, the Registrant indemnifies its officers, directors, employees and agents to the fullest extent permitted for losses and expenses incurred by them in connection with actions in which they are involved by reason of their having been directors, officers, employees, or agents of the Registrant. Section 145 permits a corporation to indemnify any person who is or has been a director, officer, employee, or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization, or enterprise at the request of the corporation, against all liability and expenses (including but not limited to attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise, in which he or she may be involved by reason of the fact that he or she served or is serving in these capacities, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, except for such expenses as the Court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting therefrom. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

         The   Registrant's   By-laws   provide  for   indemnification   of  the
Registrant's officers and directors against all liabilities (including reasonable costs, expenses, attorney's fees, obligations for payment in settlement and final judgment) incurred by or imposed upon them in the preparation, conduct or compromise of any actual or threatened action, suit, or proceeding, whether civil, criminal, or administrative, including any appeals therefrom and any collateral proceedings in which they shall be involved by reason of any action or omission by them in their capacity as a director or officer of the Registrant, or of any other corporation which they serve as a director or officer at the request of the Registrant, whether or not such person is a director or officer at the time such liabilities are incurred or any such action, suit, or proceeding is commenced against them. The indemnification provided by the By-laws does not extend, however, to certain situations involving misconduct, willful misfeasance, bad faith, or gross negligence.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of the Registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

EXHIBIT NO.                        ITEM
-----------                        ----

4.1 Executive Agreement between the Registrant and Michael D.A. Ash dated February 26, 1999.

4.2 Executive Agreement between the Registrant and Michael D.A. Ash dated September 23, 1999.

4.3 Consulting Agreement between the Company and David Bothe dated October 10, 1998.

4.4 Amendment No. 2 to Executive Agreement between the Registrant and Terence Byrne dated May 1, 1997. (1)

4.5 Consulting Agreement between the Registrant and Linda Pellegrino dated December 27, 1999.

4.6 Employment Agreement between the Registrant and Heather Goodwin dated February 26, 1997.

4.7 Consulting Agreement between the Registrant and Donald Hommel dated October 3, 1997.

4.8 Consulting Agreement between the Registrant and Research Investment Planning ENR. dated May 7, 1997.

4.9 Employment Agreement dated April 29, 1997 between Registrant and Vijay Kachru.(2)

4.10 Employment Agreement between the Registrant and V.J. Kachru dated July 28, 1999.

4.11 Consulting Agreement between the Registrant and RTC Consulting dated May 9, 1997.

4.12 Employment Agreement between the Registrant and Francois Lafortune dated October 15, 1997.

4.13 Resolution of the Board of Directors of the Registrant dated March 31, 1999 authorizing issuance of Common Stock to Serge Lesperance.

4.14 Resolution of the Board of Directors of the Registrant dated March 31, 1999 authorizing issuance of Common Stock to Roma Mailloux (as set forth in Resolution of Board of Directors of the Registrant dated March 31, 1999 included as Exhibit 4.14).

4.15 Consulting Agreement between the Registrant and Henry Meier dated December 1, 1999.

4.16 Employment Agreement between the Registrant and John L. Threshie, Jr. Effective as of January 1, 1996.(3)

4.17 December 30, 1998 extension to the Employment Agreement between the Registrant and John L. Threshie, Jr. Effective as of January 1, 1996.

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC, regarding the legality of the securities being registered under this Registration Statement.

24.1 Consent of Pinkham & Pinkham, P.C., Certified Public Accountants, Independent Auditor for the Registrant.

24.2 Consent of Frohling, Hudak & Pellegrino, LLC, (set forth in the opinion of counsel included as Exhibit 5.1).

(1) Filed with the Securities and Exchange Commission, as Exhibit 10(iii) to the Registrant's Annual Report or Form 10-KSB for the fiscal year ended June 30, 1997, which exhibit is incorporated herein by reference.

(2)        Filed with the  Securities  and  Exchange  Commission,  as Exhibit 10
           (cccc) to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, which exhibit is incorporated herein by reference.

(3) Filed with the Securities and Exchange Commission on March 21, 1997 as exhibit, number 4.4 to the registration statement of the Registrant on Form S-8, Registration No. 333-23759, which exhibit is incorporated herein by reference.

------------------

Item 9.   Undertakings.

          (a)     The undersigned Registrant hereby undertakes:

                  (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

                           (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                            (b) The  undersigned  Registrant  hereby  undertakes
                           that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to
                           Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on the 20th day of January 2000.

                    THE TIREX CORPORATION

                    By /s/ TERENCE C. BYRNE
                       ----------------------------------------------
                           Terence C. Byrne, Chairman of the Board of
                           Directors and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                        Title                         Date
      ---------                        -----                         ----

 /s/ TERENCE C. BYRNE           Chairman of the Board           January 20, 2000
------------------------        of Directors and Chief
Terence C. Byrne                Executive Officer


 /s/ MICHAEL ASH                Treasurer and Chief             January 20, 2000
------------------------        Financial and Accounting
Michael Ash                     Officer


Majority of the Board of Directors


/s/ TERENCE C. BYRNE            Director                        January 20, 2000
------------------------
Terence C. Byrne

/s/ LOUIS V. MURO               Director                        January 20, 2000
-------------------------
Louis V. Muro

/s/ LOUIS SANZARO               Director                        January 20, 2000
-------------------------
Louis Sanzaro

                     INDEX TO EXHIBITS BEING FILED HEREWITH


EXHIBIT
NO.                               ITEM

4.1 Executive Agreement between the Registrant and Michael D.A. Ash dated February 26, 1999.

4.2 Executive Agreement between the Registrant and Michael D.A. Ash dated September 23, 1999.

4.3 Consulting Agreement between the Company and David Bothe dated October 10, 1998.

4.5 Consulting Agreement between the Registrant and Linda Pellegrino dated December 27, 1999.

4.6 Employment Agreement between the Registrant and Heather Goodwin dated February 26, 1997.

4.7 Consulting Agreement between the Registrant and Donald Hommel dated October 3, 1997.

4.8 Consulting Agreement between the Registrant and Research Investment Planning, ENR. dated May 7, 1997.

4.10 Employment Agreement between the Registrant and V.J. Kachru dated July 28, 1999.

4.11 Consulting Agreement between the Registrant and RTC Consulting dated May 9, 1997.

4.12 Employment Agreement between the Registrant and Francois Lafortune dated October 15, 1997.

4.13 Resolution of the Board of Directors of the Registrant dated March 31, 1999 authorizing issuance of Common Stock to Serge Lesperance.

4.14 Resolution of the Board of Directors of the Registrant dated March 31, 1999 authorizing issuance of Common Stock to Roma Mailloux ( as set forth in Resolution of Board of Directors of the Registrant dated March 31, 1999 included as Exhibit 4.14).

4.15 Consulting Agreement between the Registrant and Henry Meier dated December 1, 1999.

4.17 December 30, 1998 extension to the Employment Agreement between the Registrant and John L. Threshie, Jr.

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC regarding the legality of the securities being registered under this Registration Statement

 24.1 Consent of Pinkham & Pinkham, P.C., Certified Public Accountants Independent Auditors for the Registrant

 24.2    Consent of  Frohling,  Hudak &  Pellegrino,  LLC,  the  counsel for the
         Registrant  (set forth in the  opinion of counsel  included  as Exhibit
         5.1)